EastGroup Properties, Inc.                                          Exhibit 12.1
Ratio of earnings to combined fixed charges and preferred stock dividends (dollars in thousands)

                                                                   Three Months                Years Ended December 31,
                                                                      Ended       --------------------------------------------------
                                                                  March 31, 2006     2005      2004      2003      2002      2001
                                                                 -------------------------------------------------------------------

Income from continuing operations                                 $     5,032      20,085     21,411    19,758    23,409    33,158
  Minority interest in earnings of consolidated subsidiary                137         484        490       416       375       350
  Equity in earnings of unconsolidated investment                         (74)       (450)       (69)        -         -         -
                                                                 -------------------------------------------------------------------
Income from continuing operations before adjustments                    5,095      20,119     21,832    20,174    23,784    33,508
Fixed charges (from below)                                              8,118      29,259     25,075    27,240    29,652    30,328
Distributed income of equity investee                                     130         430          -         -         -         -
Capitalized interest                                                     (919)     (2,485)    (1,715)   (2,077)   (2,061)   (2,329)
Preferred stock dividends                                                (656)     (2,624)    (2,624)   (5,919)  (10,008)  (10,008)
                                                                 -------------------------------------------------------------------
Earnings                                                          $    11,768      44,699     42,568    39,418    41,367    51,499
                                                                 ===================================================================

Interest expense                                                  $     6,335      23,444     20,349    18,878    17,246    17,677
Capitalized interest                                                      919       2,485      1,715     2,077     2,061     2,329
Amortization of mortgage premiums                                         110         333         24         -         -         -
Interest component of rental expense                                       98         373        363       366       337       314
Preferred stock dividends                                                 656       2,624      2,624     5,919    10,008    10,008
                                                                 -------------------------------------------------------------------
Combined fixed charges and preferred stock dividends              $     8,118      29,259     25,075    27,240    29,652    30,328
                                                                 ===================================================================

Ratio of earnings to combined fixed charges and
   preferred stock dividends                                             1.45        1.53       1.70      1.45      1.40      1.70
                                                                 ===================================================================